Exhibit 2  In re: e-Miracle Network, Inc. - Amended Plan of Reorganization

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION

IN RE:                            CHAPTER 11

e-MIRACLE NETWORK, INC.                               CASE NO. 00-18144-BKC-AJC

  Debtor.
____________/

                             PLAN OF REORGANIZATION

     e-Miracle Network, Inc. (hereinafter "e-Miracle" and/or the "Debtor"), proposes the following Plan of Reorganization pursuant to 11 U.S.C. §1121(a)
of the United States Bankruptcy Code.

I. INTRODUCTION

     The Plan of Reorganization is the Debtor's proposal to creditors to resolve the debts owed by the Debtor to creditors on the date of the filing of the
Petition. The Debtor believes the Plan will produce more for the unsecured creditors and interest holders than they would receive if the case were converted to a case under Chapter 7 and the assets of the Debtor were sold by a
Chapter 7 Trustee and the proceeds distributed according the priorities and the procedure described by the Bankruptcy Code.

II: DEFINITIONS.

     The following terms, when used in the Plan shall, unless the context otherwise requires, have the following means:

Administrative
Expenses:      Those expenses provided for by §§503 and 507 of the Bankruptcy
               Code, including, without limitation, the fees and expenses, as allowed, of the professionals retained by orders of the
               Bankruptcy Court, any actual and necessary expense of preserving the Debtor's estate and any actual and necessary expense of operating the business of the Debtor.

Allowed Claim: A claim which either (i) has been scheduled by the Debtor and is not scheduled as disputed, contingent or unliquidated and as to which no Proof of Claim  has been filed or (ii) is a Claim as to which a Proof of Claim was timely filed, as to which Proof of
               Claim no objection shall have been made, or as to which any objection made shall have been determined and a Claim allowed by a Final Order.

Allowed Priority
Claim:         That portion of an Allowed Claim entitled to priority
               under §§507(a), (3)k, (4), (6) or (7).

Allowed Secured
Claim:         That portion of an Allowed Claim which is subject to a perfected security interest or mortgage in and upon the property of the
               Debtor as collateral for obligations from the Debtor which
               Allowed Secured Claim shall be equal to the fair market value of such collateral.

Allowed Unsecured
Claim:         Any Allowed Claim which is not an Allowed Secured Claim, an
               Allowed Priority Claim or an Administrative Expense Claim.

Chapter 7:     A proceeding under Chapter 7 of the United States Bankruptcy
               Code.

Chapter 11:    A proceeding under Chapter 11 of the United States Bankruptcy
               Code.

Claim:         Any claim, as that term is defined in §101(4) and shall include, without limitation, any claim of whatsoever type or description against the Debtor, any claim against the Debtor arising from the recovery of property under §§550 and 553, and any claim
               against the Debtor that does not arise until after the
               commencement of this reorganization case for a tax entitled to priority under §507(a)(7).

Class:         A group of claims or interests consisting of claims or interests which are substantially similar to each other, as classified pursuant to the Plan.

Code:          The United States Bankruptcy Code, Title 11.

Confirmation of
the Plan:      The accomplishment of all things contained or provided for in this Plan and the entry of an Order finally dismissing the cases.

Confirmation
Date:          The date of the Order entered by the Court confirming the Plan.

Confirmation
Date:          The date on which the Bankruptcy Court enters an Order confirming the Plan.

Confirmation
Order:         The Order of the Bankruptcy Court confirming this Plan of
               Reorganization pursuant to §§1129 of the Bankruptcy Code.

Contested
Claim:         Any Claim to which the Debtor or any other party in interest, has or shall have interposed an objection to the allowance thereof and which objection has not been withdrawn or determined in a
               Final Order.

Court:         United States Bankruptcy Court, Southern District of Florida.

Creditor:      Any entity that is a holder of a Claim against the Debtor that arose before the Petition Date.

Debtor:        e-Miracle Network, Inc.

DIP Account:   The operating bank account of the Debtors-in-Possession opened after the Chapter 11 Petition was filed.

Disbursement
Account:       A bank account established by the Debtor for the deposit of all funds to be disbursed at the date of the confirmation or from which all dividend distributions under the Plan shall be made.

Disclosure
Statement:     The Disclosure Statement prepared pursuant to §1125 and
               distributed to holders of Claims and interest.

Disputed
Claims:        A Claim as to which an objection is interposed, as to amount, priority, security or otherwise.

Effective Date:The date fifteen days after the Order of Confirmation is entered by the Court unless stayed by the posting of a bond because of a pending appeal.

Final Order:   An order of judgment of the Bankruptcy Court which has not been reserved, stayed, modified or amended and as to which the time to appeal or to seek certiorari review has expired and as to which no appeal or petition for certiorari review is pending or as to which any right to appeal or to seek certiorari review has been waived.

Impairment:    A claim is treated under the Plan in a manner such that the Plan does not leave unaltered the legal, equitable and contractual rights of the claimant. "Impairment" has the same meaning as set forth in §1124 of the Code.

Members:       Those creditors who joined the e-Miracle Network.

Petition Date: September 13, 2000, the date on which the Debtor filed its voluntary Chapter 11 case.

Plan:          The Plan of Reorganization filed herein by The Debtor in its present form or as hereafter amended or supplemented.

Post-Petition
Claims:        A claim against the Debtor as defined by 11 U.S.C. §101(4), arising after the date when Chapter 11 Petition was filed

Reorganization:The case for the reorganization of the Debtor commenced by voluntary petition filed by the Debtor, now pending in this cause styled, In re: e-Miracle Network, Inc., Case No. 00-18144-BKC-AJC.

Reorganized
Debtor:        The Debtor upon the Effective Date of the Plan.

Secured
Creditors:     Those creditors who hold a perfected security interest in the property of the Debtor as collateral for obligations from the
               Debtor which obligations are current and not in default.

Shareholders:  Those equity security holders of the Debtor as of the Petition
               Date as more fully described on Exhibit "A" attached hereto.

Substantial
Consummation:  The accomplishment of all things required or provided for in the
               Plan for payment of administrative costs and fees, reinstatement of secured debt and all distributions and payments to be made with three months following the Confirmation Date.

Treatment of
Claims:        All claims are to be paid only as allowed, approved and ordered paid by the Court.

Vendors:       The claim of creditors providing goods or services to the Debtor.

     As used in the Plan and wherever appropriate, masculine pronouns shall be deemed to include the feminine and neuter, and all terms used in the singular shall be deemed to include the plural and vice versa.

     All references to statutory sections are to the Bankruptcy Code unless otherwise specified.

     All terms defined herein shall have the same meaning when used in the
Disclosure Statement.

     Other defined terms used herein shall have the meaning assigned to such terms in the Plan.

     The words "herein", "hereof" and "hereunder" and other words of similar import refer to the Plan as a whole, including all schedules and appendices annexed thereto, as the same may from time to time be amended or supplemented, and not to any particular Article, section or subdivision contained in the Plan.

     Accounting terms not otherwise defined in the Plan have the meanings assigned to them in accordance with generally accepted accounting principles currently in effect

III: THE PLAN.

ARTICLE I CLASSIFICATION OF CLAIMS AND INTERESTS

Class 1:       Allowed Priority Tax Claims under 11 U.S.C. §507(a)(7).

Class 2:       Allowed Priority Wage Claim.

Class 3:       The Claims of Vendors.

Class 4:       The Claim of Jasmin Resources, Inc.

Class 5:       The Claim of Ralph Jones.

Class 6:       The Claim of Harris Bank.

Class 7:       The Claims of Members.

Class 8:       The Claims of Equity Security Holders.

                                   ARTICLE II
           DESIGNATION AND TREATMENT OF IMPAIRED CLASSES AND CLASSES
                          WHOSE VOTE ARE NOT REQUIRED

     Costs and expenses of administration as defined in the Code and allowed under Section 503(b) of the Code for which application for an allowance or claim is filed prior to the effective date, and the same are allowed, approved and ordered paid by the Court, shall be paid in full on the later of the effective date or the date when the claim is allowed, or as otherwise agreed by the parties. Post-petition claims for debts incurred in the ordinary course of business shall be paid as the claims become due according to their respective terms, unless otherwise agreed by the parties. All post-petition claims will be paid on the Effective Date. The Debtor estimates that administrative claims will be less than $100,000.00 and include the Debtor's counsel's fees, the Debtor's accountant fees, business operations and U.S. Trustee's fees, if any.

     The Plan classifies Claims in accordance with the requirements and provisions of the Bankruptcy Code.

     1. Administrative Expense Claims. Each holder of an Allowed Administrative
Expense Claim shall be paid by the Debtor: (i) the full amount of such Allowed
Administrative Expense Claim, in cash, without interest, on the later of (a) the
Effective Date or as soon thereafter as is practicable, or (b ) the date on which such Allowed Administrative Expense Claim becomes due and payable pursuant to the terms thereof, the agreement upon which such Allowed Administrative
Expense Claim is based, or any applicable Final Order; or (ii) in such amount, on such other date and upon such other terms as may be contained in a Final
Order or as agreed upon between the holder of such Allowed Administrative
Expense Claim and the Debtor. Subject to and upon confirmation Dennis Sturm and
Eric Littman shall waive their post-petition loan on the amount of $73,308.00.

     The Debtor shall pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) on the Effective Date, and simultaneously provide to the U.S. Trustee an appropriate Affidavit indicating cash disbursements for all relevant periods, notwithstanding anything contained in the Plan to the contrary, the reorganized Debtor shall further pay the U.S.
Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6)
for post-confirmation periods within the time periods set forth in 28 U.S.C.
Section 1930(a)(6), until the earlier of the closing of this case by the
Issuance of a Final Decree by the Court, or upon the entry of an order by this
Court dismissing the case, or converting this case to another chapter under the
United States Bankruptcy Code, and the party responsible for paying the post-confirmation U.S. Trustee fees shall provide to the U.S. Trustee upon payment an appropriate Affidavit indicating disbursement for the relevant periods.

     2.  Priority Tax Claims under U.S.C. §507(a)(7)(Class 1). Each holder of an Allowed Priority Claim under 11 U.S.C. §507(a)(7) shall be paid in full, in cash, with interest at the statutory rate, over a period not to exceed six
(6) years after the date of the assessment in equal payments of $450.87 commencing on the Effective Date. To date, the only priority tax claim is from the IRS in the amount of approximately $28,000.00.

     3.  Priority Wage Claims (Class 2). The Debtor owes its key employees
$5,815.93. Post-petition, the Court authorized the Debtor to pay the priority wage claim portion of the money due these employees. Samuel Simon and Mark
Buchalter are due Priority Wage Claims which shall be paid to the extent of their priority on the Effective Date and the balance shall be paid in accordance with Class 3 Creditors.

     4.  The Vendor Claims (Class 3). This Class consists of the Claims of all
Allowed Unsecured Creditors which provided goods and services to the Debtor, pre-petition and did not otherwise restructure their debts (the "Vendor
Claims"). The Debtor estimates the Allowed Vendor Claims total $42,000.00. These creditors shall receive a pro rata distribution of $10,000.00. The distribution to these creditors may also be available to Class 6 creditor, Harris Bank, to pay the Harris Bank unsecured claim, if any. Any distribution to Harris
Bank under this Class would dilute a distribution to Vendor Claimants. Class 3
Creditors shall also receive a distribution of 1,000 shares of stock in the
Reorganized Debtor and l00 shares of stock in other entities as described in
Paragraph 9, Class 8 below. Finally, any collection of money due on accounts receivable of this Debtor will be paid pro rata to Classes 3, 4, 5 and 6.

     5. The Claim of Jasmin Resources, Inc., ("Jasmin") (Class 4). Prior to the
Petition Date, Jasmin, provided consulting services to the Debtor. When the
Debtor could not repay these sums, Jasmin and the Debtor agreed to a payment plan. The Debtor has paid Jasmin

$19,795.00 leaving a balance due of $26,255.00. The Debtor shall repay the sums due Jasmin, in ful1, in equal monthly payments of $541.66 without interest beginning on the Effective Date. Jasmin shall also receive 1,000 shares of stock in the Reorganized Debtor and lOO shares of stock in other entities as described in Class 8 below. Jasmin also has a claim as a Member which claim shall be paid in accordance with Class 7. Finally, any collection of money due on accounts receivable of the Debtor will be paid pro rata to Classes 3, 4, 5 and 6.

     6. The Claim of Ralph Jones (Class 5). This Class consists of the claim of
Ralph Jones. Pre-Petition, Ralph Jones loaned $108,000.00 to the Debtor for working capital. The Claim shall be allowed in the amount of $108,000.00 and paid in 1,080,000 shares of stock of the Reorganized Debtor. He shall also receive l00 shares of stock in other entities as described in Class 8 below.
Finally, any collection of money due on accounts receivable of the Debtor will be paid pro rata to Classes 3, 4, 5 and 6.

     7.  Harris Bank (Class 6). In order to process credit card charges, the
Debtor and Harris Trust and Savings Bank ("Harris Bank") entered into a Merchant
Services Agreement (the "Merchant Agreement") on April 22, 1988. The Agreement
allowed a cash Reserve account to be established and maintained by Harris Bank for credit card charge backs (the "Reserve Account"). As of the Petition Date, the balance of the Reserve Account was approximately $104,239.52. Harris Bank terminated the Agreement on April 14, 2000. The Debtor's liabilities to Harris
Bank under the Merchant Agreement (the "Harris Bank Claims") shall be an Allowed
Secured Claim, to the extent of the full amount of the Reserve Account (the
"Harris Bank Secured Claim"), and the Harris Bank Secured Claim shall be paid in full on the Effective Date (if not paid earlier in accordance with an order of the Bankruptcy Court) from the funds in the Reserve Account. To the extent that the Harris Bank Claims exceed the amount of the Reserve Account, such Claims shall

be an Allowed Unsecured Claim and will receive the treatment accorded to Vendor
Claims under Class 3. The Debtor recognizes that Harris Bank has a first priority, non-avoidable lien on and security interest in the Reserve Account that secures the Harris Bank Secured Claim. The Debtor also acknowledges that the Harris Bank may seek and obtain relief from the Bankruptcy Court under
Section 362 of the Code permitting Harris Bank to apply the Reserve Account, or a portion thereof, to the satisfaction of the Harris Bank Secured Claims, prior to confirmation of the Plan. The Debtor may seek to reduce the Harris Bank
Claims by challenging or disputing credit card charge backs (and Harris Bank may contest any such challenge or dispute) by Members in accordance with the
Operating Manual that is specifically incorporated by reference into the
Merchant Agreement, operation regulations, or applicable law.

     8.  Members (Class 7). This Class consists of Members of the e-Miracle
Network. Members paid a membership fee of either $467.00 or $1,868.00 and a monthly fee in the amount of $40.00. Members who were current with their membership obligations were promised the opportunity to acquire shares in the
Debtor's businesses. In addition, certain Members were due commissions on the
Petition Date for sales and marketing. The monthly membership fee purchased various insurance packages from the Debtor. In the 2 months prior to the
Petition Date, only 20% of the Members paid this fee. The Debtor shall cancel the insurance program and discontinue this service for those members who failed to pay the fee pre-petition.

     The 20% of the Members who paid their monthly fees are described in Exhibit
"A" attached hereto. These Members shall be reimbursed their monthly fee in the amounts set forth in Exhibit "A". All Membership Agreements shall be assumed by the Debtor subject to the modifications set forth in this Plan in Article IV, the new membership terms set forth in the Disclosure Statement and an additional modification recommended by the Advisory Board, once approved by the Reorganized

Debtor. All Members of the e-Miracle Network shall receive shares of stock in the Reorganized Debtor as described in paragraph 9 below. Members which are due commissions are listed in Exhibit "B." The Members set forth in Exhibit "B"
shall receive a pro rata distribution of $10,000.00 to be deposited in the
Distribution Account under this Plan(1). Finally, Members shall receive lOO shares of stock in other entities as described in Paragraph 9, Class 8 below.

     9.  Equity Security Shareholders (Class 8). This Class consists of all pre-petition equity security holders of the Debtor and all Members of the
e-Miracle Network with a pre-petition claim for a distribution of $1,000.00 worth of common stock of the Debtor, as described in Class 7 above. On the
Effective Date, the Debtor will cancel all of its common stock. On or before the thirtieth (30) day before the Effective Date and except as provided for in this
Plan, each Pre-Petition Equity Security Holder, Members (as described in Class
7), Creditors (as described in Class 3) and claim holders in Claims 4 and 5 shall receive a distribution of stock in the Reorganized Debtor pursuant to the
Class 8 treatment. This pro rata distribution of stock to creditors is attached as Exhibit "C." The Debtor shall reserve stock in the reorganized Debtor and other entities referred to in this Class 8 for distributions for employee retention and/or bonuses.

        Investor Group                  10,000,000
        Members (Class 7)                  851,250 (2)
        Ralph Jones (Class 5)            1,080,000
        Vendors (Class 3,4 and 6) and
        old Shareholders (Class 8)          30,000
        Employer Retention and/or
        bonuses                            851,250
                                        ----------
           Total Shares Distributed     12,812,500
                                        ==========

----------------------
1.       The Proof of Claim Bar Date is on January 17, 2001. Based upon claims allowed by the Court this Exhibit may be amended and supplemented.

2.       See Attached Exhibit "C."

                                       10

     The stock will be reissued by the Reorganized Debtor pursuant to the exemptions from registration set forth in 11 U.S.C. §1145 and pursuant to
Section 3(a)(7), the Securities Act of 1933 as amended (the "Act"). Any shares of common stock withheld or not distributed shall be held in Treasury.

     In addition to distribution of stock in the Reorganized Debtor, Creditors in Classes 3, 4, 5, 6, 7 and 8 sha11 be entitled to distribution of stock in the separate companies to be formed to support the Debtor's reorganization and product sales. As of the date of this Plan, these companies are e-Auto Network,
Inc.; e-4music Network, Inc.; e-Game Network, Inc.; The Movie Network, Inc.;
e-Book Network, Inc.; e- Kids Network, Inc.; e-Auction Network, Inc.; e-hobby
Network, Inc.; e-Shop Network, Inc.; e-Gift Network, Inc.; e-Connect Network,
Inc.; e- Video Network, Inc.; and e-Art Network, Inc. Dennis Sturm and Eric
Littman shall cause these entities to each issue 100,000,000 shares of stock which shall be distributed as follows:

                                     SHARES

                Investor Group                          2,000,000
                Members                                    61,400
                Vendors and old Shareholders                3,200
                Employer Retention and/or Bonus            61,400
                                                        ---------
                    TOTAL SHARES                        2,126,000
                                                        =========

     The stock will be issued pursuant to the exemptions from registration set forth in II U.S.C. §1145 and pursuant to Section 3(a)(7) the Act. Any sales not distributed shall be held in treasury.

     In order to enhance the distribution under the Plan (and in addition to the stock distribution referenced in the immediate preceding paragraph), certain companies controlled by Mr. Sturm and Mr. Littman will also distribute 100 shares of stock in companies previously incorporated by them. Mr. Littman and
Mr. Sturm control majority interest in companies known as: Incubiz.com, Inc.;
Cyberimaging.com, Inc.; Alton Alternatives Corp.; The Abbot Group, Inc.; Adam
Business Systems, Corp.; February Project II Corp.; Atlantis Ideas Corp.;
Balfour Imaging Corp.; Biscayne & Me

                                       11

Corp.; Bissel Enterprises Corp.; Brooks & Ponds Corp.; Baruch Associates Corp.;
April Project I, Inc.; Coral Captions Corp.; Continental Divide Corp.;
Consolidated Mergers Corp.; May Project I Corp.; David Interns Corp.; David
Ventures Corp.; Detis Vending Corp.; June Project I Corp.; Domestic Applications
Corp.; Dennis Association Group Corp.; Eric Association Group Corp.; Excelsior
Group Corp.; Eden Organization Corp.; Ellis Horatio Corp.; Eastern Frontier
Corp.; September Resources 1, Inc.; Flamingo Engagements Corp.; Flimco
Industries Corp.; Furco Corp.; Florida Finest Corp.; Gargantuan Corp.; October
Resources III, Inc.; Great Oak Tree Corp.; Great Ideas & Impressions Corp.;
November Resources II, Inc.; Hazek Corp.; Imperial Formations Corp.; Big Bagel,
Inc.; Bagel.com, Inc.; Hicock and Gournish, Inc.; Dining Discount.com, Inc.;
AudibleInfo.com, Inc.; D & A Lending, Inc.; December Ventures I Corp.; JenFab
Corp.; Octagon Ventures Corp.; Link Data Corp. These companies already have a core group of shareholders and it is the intention of Mr. Littman and Mr. Sturm to get these additional companies publicly listed for trading. In order to enhance the distribution under this Plan, 100 share would be distributed to each of the members of these classes pursuant to Section 3(a)(7) of the Act. These companies are not operating but will seek a merger partner in an operating business. These entities are commonly referred to as "blank check" companies.
Mr. Littman has vast experience in the formation, listing for trading and subsequently merging these type of companies with operating companies. This will create additional value to the Members and thus enhance the Plan.

                                  ARTICLE III
                 DESIGNATION OF IMPAIRED AND UNIMPAIRED CLASSES

     Pursuant to Section 1124, Classes 2 is unimpaired; and Class 1, 3, 4, 5, 6,
7 and 8 are impaired.

                                       12

                                   ARTICLE IV
                      MEANS FOR IMPLEMENTATION OF THE PLAN

     The  Debtor's course for reorganization is charted on the refocus and rededication to its core business, the e-Miracle Network, as an on-line service provider and Internet shopping mall developer. The Debtor strayed from its original business model and focus in attempting vertical integration as both a on-line service provider, Internet shopping mall developer and electronic retailer. It is this change in focus that caused the Debtor to spread its resources too thin rather than concentrate on its key and core business, its
Members and services provided to its Members. To carry out its Plan, the Debtor will return to its roots as an online service provider and Internet shopping mall developer. Under the Plan, Vendor Claimants and Members will receive a pro rata distribution of cash plus an equity security position in the Reorganized
Debtor as well as other entities intended to enhance the distribution to creditors. Certain creditor claims will receive payments over time. Harris Bank will paid from its collateral. Harris Bank may also claim an unsecured, Class 3 claim. Other companies owned by Dennis Sturm and Eric Littman will distribute stock to enhance the distribution to creditors.

     Prior to the Petition Date, the Debtor entered into an oral license agreement with World Wide Virtual Network ("WWVN") for the use of WWVN's
fictitious names in the Debtor's retail business. In addition to the distribution of cash and equity in the Reorganized Debtor, WWVN will cause the creation of separate companies under the names previously licensed to the Debtor and distribute 100 shares of stock in each of these entities to the Debtor's creditors and Members. Creation of these companies will meet the second objective of the e-Miracle Network: to provide opportunities for its Members to purchase products through the e-Miracle. Dennis Sturm and Eric Littman have agreed to enhance the Plan by distributing stock of other companies they own and/or

                                       13

control all for the benefit of creditors and in support of the reorganization efforts of Debtor.

     However, the Debtor's reorganization will be charted on the simple premise that it is an on-line service provider and Internet shopping mall developer.
Each Member will have his or her own Shopping Mall with up to 400 stores. Sales from these stores will be credited to each Members' individual account and a commission will be paid directly from these stores will be credited to each
Members' individual account and a commission will be paid directly from these retailers to Members' individual accounts based upon sales generated through the
Shopping Mall. Members will also earn a commission of $75.00 per new member for any new members they sponsored.

     The funds necessary to implement the Plan will be derived by a capital contribution to the Reorganized Debtor from Dennis Sturm and Eric Littman in the amount of $40,000.00. In addition, Dennis Sturm and Eric Littman will deposit in the Disbursement Account $32,798.53 for the benefit of the individual distribution to Creditors under the Plan. Dennis Sturm and Eric Littman shall waive their administrative claim for the loan to the Debtor in the amount of
$73,308.00. Finally, Dennis Sturm and Eric Littman shall assume and pay obligations of the Debtor's professionals and the United States Trustee's fees.

     On a post-confirmation basis, the Reorganized Debtor shall resume the
Debtor's ordinary business operations as an online service provider and Internet shopping mall developer. The Debtor will charge its new Members $399.00 for their initial membership which shall include each Member's Individual Shopping
Mall with twenty five (25) stores. Additional units of 25 stores can be purchased for $100.00 per twenty five (25) stores. The Debtor will charge a monthly fee of $9.95 for hosting the Shopping Mall. The Reorganized Debtor shall also provide all of its Members will additional services and products as determined by the Advisory Board. The full range of these products and services are being developed. When this is complete, the Debtor will supplement this information to advise of these additional products and services. The Debtor shall charge each

                                       14

Member an annual renewal fee of $99.99 for such Member's existing Shopping Mall site. Any change to the Shopping Mall upon renewal shall be an additional fee of
$99.99 for up to 25 stores. The Debtor will Charge an additional $99.99 for charges in excess if 25 stores.

     The Debtor will advertise its services and solicit Members through its marketing campaign. The Reorganized Debtor shall enter into marketing agreements with companies to support its on line Shopping Mall. The Debtor has already had preliminary discussions with major retailers entering the e-commerce sector to provide marketing support through links on each Members' Shopping Mall. All
Shopping Mall commissions will be paid directly by the retailers without any involvement of the Reorganized Debtor. A list of retailers offering products and commissions of such products is more fully described in Exhibit "5" and the
Disclosure Statement. Commissions range from 6% to 20% from these retailers.

     The Debtor will also create and host a garage sale auction site where a
Member can advertise items for sale by auction and sell items to Members as well as the Internet community in general. The Debtor will charge a $10.00 fee per transaction.

     Dennis Sturm and Eric Littman will also capitalize the other entities created under this Plan once these entities are ready to launch product sales.
They have agreed to invest $5,000.00 to $10,000.00 per entity to complete their business model, facilitate operations and to complete research and development.
The Reorganized Debtor will enter into marketing agreements with these companies. If these entities complete research and development, they will also make available to these entities a line of credit $250,000.00 for working capital as needed once these entities begin business operations.

     The new companies to be formed under the Plan still require research and development, changes in their technology and capital infusion. These requirements will be met by each of these

                                       15

entities through the capital contributions of Dennis Sturm and Eric Littman.
Attached to the Disclosure Statement as Exhibit "6" are the descriptions and pro forma on some of the other entities being created under the Plan. Business Plan and Pro Formas will be available to creditors and Members prior to the launch of these new entities' product sales.

                                   ARTICLE V
            MANAGEMENT OF THE REORGANIZED DEBTOR AND OTHER ENTITIES

     The Reorganized Debtor will be in business as an online service provider and shopping mall developer. Its focus will be on its Members and services provided to its Members. It will also make available to its Members products which can be sold through various web portals. Steve Hoffman, the Pre-Petition
President of the Debtor, resigned on November 10, 2000 and will not be re-hired.
All of Mr. Hoffman's shares of stock in the Debtor shall be surrendered and not reissued under the Plan. Creditors are receiving Mr. Hoffman's shares of stock in the Reorganized Debtor. In addition, existing management will review the
Debtor's books and disclose any suspicious transactions involving Mr. Hoffman.
If no such transfers are found, Mr. Hoffman shall be released of any liability to the Debtor. In the event suspicious transfers exist, the Reorganized Debtor shall retain all such claims and pursue any claim which appear valuable on behalf of its creditors. Susan Parker is the Debtor's President, Secretary and
Treasurer. Ms. Parker will continue to operate the Reorganized Debtor and administer the Reorganized Debtor pursuant to the terms of the Plan as interim
President. The Reorganized Debtor, post- confirmation will search for new permanent management. In addition, the Reorganized Debtor shall form an advisory board (the "Advisory Board") made up of current Members to provide management of the Reorganized Debtor with consulting advice, feedback on Member services, suggestions on compensation plans and requests for product lines. The Advisory
Board shall consist of eight (8) Members selected by the Reorganized Debtor.

                                       16

     The other separate companies to be formed under the Plan shall be managed
Susan Parker. She will remain President of each of the companies until such time as a new President and other executives are hired.

     The Investor Group consists of Dennis Sturm, Susan Parker and Eric Littman.
They invest in small start up companies requiring capital. They are involved in an e-business incubator, Incucom. Dennis Sturm and Susan Parker operates Dine
Out 4 Less, an on-line discount dining service. The investor group has experience in turning around financially distressed entities.

                                   ARTICLE VI
                              OBJECTIONS TO CLAIMS

     In this Plan, the Debtor shall have the right to object to Claims post confirmation and requests that the Court reserve jurisdiction to entertain such objections.

                                  ARTICLE VII
                                   DISCHARGE

     Except as otherwise provided in the Plan or in the order of Confirmation,
Confirmation acts as a discharge effective as of the Effective Date, of any and all debts of the Debtor that arose at any time before the entry of Confirmation, including, but not limited to, all principal or interest, whether accrued before or after the Order for Relief dated September 13, 2000 pursuant to §1141(d)(1)
of the Code. The discharge of the debtor shall be effective as to each claim, regardless of whether a proof of claim therefore was filed, whether the claim is an Allowed Claim, or whether the holder thereof votes to accept the Plan.

                                  ARTICLE VIII
                              EXECUTORY CONTRACTS

     The Debtor is a party to certain executory contracts and a lease for the premises in Miami, Florida, occupied by the Debtor for its prior operation. If not already terminated and/or rejected, the lease shall be rejected upon confirmation. The Debtor is the party to certain equipment leases.

                                       17

The Reorganized Debtor shall assume these equipment leases. The Debtor is party to certain Membership Agreements. These shall be assumed subject to the modifications set forth in this Plan in Article IV, the Disclosure Statement which is incorporated herein by reference and terms approved by the Reorganized
Debtor with input from the Advisory Board. Finally, the license agreement with
WWVN is rejected and replaced with the other, separate entities to be created herein. The Debtors shall have no liability for rejecting its agreement with
WWVN. The Merchant Agreement is therefore not an executory contract.

                                   ARTICLE IX
                            MODIFICATION OF THE PLAN

     The Debtor may propose amendments or modifications to this Plan at any time prior to confirmation, in accordance with 11 U.S.C. §1127(a).
Post-confirmation, the Debtor may, with leave of Court and pursuant to 11 U.S.C.
ss.1107(b) seek modification and, so long as the modification does not materially or adversely affect the interest of creditors, remedy any defect of omission, or reconcile any inconsistencies in the Plan, or in the Order of
Confirmation, in such manner as may be necessary to execute the Plan's purpose and effect.

                                   ARTICLE X
                           BINDING EFFECT OF THE PLAN

     The  provisions of this Confirmed Plan shall bind the Debtor and every creditor whether or not the Claim of such creditor is impaired under the Plan and whether or not such creditor has accepted the Plan.

                                   ARTICLE XI
                           JURISDICTION OF THE COURT

     Upon confirmation of the Plan, the Court will retain jurisdiction for the following purposes:

     1.  To judicially resolve any objections, properly filed, to the classification or allowance

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of any claim

     2. To determine and resolve all questions and disputes regarding title to the assets of the estate and to determine all causes of action, controversies, disputes or conflicts pending as of the date of confirmation between the Debtor and any other party.

     3. To correct any defect, to cure any omission, or to reconcile any inconsistency in this Plan or the Order of Confirmation, as may be necessary to carry out the purposes and intent of this Plan of Reorganization.

     4. To modify this Plan after confirmation, pursuant to the Bankruptcy Rule and Title 11 of the United States Code.

     5. To interpret the terms and conditions of this Plan and issue the stock being distributed under the Plan in accordance with 11 U.S.C. §1145 and
Section 3(a)(7) of the Act.

     6. For the entry of any Orders, including injunctions necessary to enforce the title, rights and powers of the Debtor and to impose such limitations, restrictions, terms and conditions of such title, rights and powers as this
Court may deem necessary.

     7. Approval pursuant to §365 of the Code, of the assumption, assignment or rejection of any executory contract or any unexpired lease of the Debtor.

     8.  Implementation of this Plan and the Confirmation of this Plan, including, without limitation, appropriate orders to protect the Debtor from creditor action;

     9. To enter Order concluding and terminating this case.

                                  ARTICLE XII
             PROVISION TO INVOKE CRAM DOWN PROCEEDINGS IF NECESSARY

     If all of the applicable requirements of 11 U.S.C. §1129(a), other than
§1129(a)(8), are found to have been met with respect to the Plan, the Debtor may then seek confirmation pursuant to 11 U.S.C. §1129(b). For purposes of seeking confirmation under the cram down provisions of the

                                       19

Code, should that alternative means of confirmation provide to be necessary, the
Debtor reserves the right to modify or vary the terms of the claims of the rejecting classes, so as to comply with the requirements of 11 U.S.C.
§1129(b).

                                  ARTICLE XIII
                               GENERAL PROVISIONS

     Nothing herein contained shall prevent the Reorganized Debtor from taking any action as may be necessary to enforce any rights, or to prosecute any cause of action existing on behalf of the Debtor, which may not have been heretofore enforced or prosecuted. This Plan is not subject to regulatory approval. There are no retirement benefits provided under the Plan as the Debtor is not obligated for any such benefits.

                                  ARTICLE XIV
                            REQUEST FOR CONFIRMATION

     The Debtor, as proponent of the Plan, pursuant to 11 U.S.C. §1129(b), hereby request confirmation of this Plan notwithstanding the requirements of 11
U.S.C. §1129(a)(8) of the United States Bankruptcy Code.

e-Miracle Network, Inc.                      MISHAN, SLOTO, GREENBERG
19501 N.E.1Oth Avenue                          & HELLINGER,P.A.
Suite 203                                    2350 First Union Financial Center
North Miami Beach, Florida 33179             200 S. Biscayne Blvd.
                                             Miami, Florida 33131
                                             Tel. (305) 379-1792

By: /s/ Susan Parker                         By: /s/ Andrew B. Hellinger
    Susan Parker                                 Andrew B. Hellinger, Esq.
                                                 Florida Bar No.: 861553
By: /s/ Dennis Sturm
    Dennis Sturm

By: /s/ Eric Littman
    Eric Littman

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